EXHIBIT 10.1
RALPH LAUREN

AMENDMENT NO. 1
to the
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

                          AMENDMENT (“Amendment No. 1”) dated April 1, 2015, and made effective as of the 29th day of March 2015 (the “Effective Date”), by and between Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Ralph Lauren (the “Executive”).

                          WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company pursuant to an Amended and Restated Employment Agreement by and between the Company and the Executive dated June 26, 2012 (the “Employment Agreement”); and

                          WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects;

                          NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

                          1.            Section 4(b) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

“Annual Bonus.  Beginning with the Fiscal Year that ends in calendar year 2016 (“Fiscal Year 2016”), for each Fiscal Year that occurs during the Term the Executive shall be eligible to earn an annual cash bonus (the "Bonus") under the Company's Executive Officer Annual Incentive Plan, as amended from time to time (the "Bonus Plan"), based upon the achievement by the Company and its subsidiaries of performance goals for each such Fiscal Year established by the Compensation & Organizational Development Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied. The range of the Bonus opportunity for each Fiscal Year will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved, provided that the annual target Bonus opportunity shall be $6 million for each such Fiscal Year (the "Target Bonus"), and provided further that for each Fiscal Year, the maximum Bonus payable pursuant to this Section 4(b) shall equal 200% of the Target Bonus for such Fiscal Year. Notwithstanding the foregoing, in no case may the Bonus for any Fiscal Year exceed the maximum annual bonus payable to any single individual pursuant to the Bonus Plan, it being agreed that said maximum amount shall in no event be less than $12 million per Fiscal Year.  The performance goals, metrics and targets (and percentage payouts at Threshold, Target and Maximum) (collectively, "Performance Conditions") applicable to Executive's Bonus for each Fiscal Year shall be consistent with the Performance Conditions that are applicable to annual bonuses for the Company's other SEC Named Executive Officers; provided, however, that the foregoing shall not apply to the strategic financial goal (from which Executive has heretofore been excluded) and shall not be construed as precluding the Compensation Committee from applying Performance Conditions to Executive and other SEC Named Executive Officers in a manner generally consistent with past practice.  The Bonus, if any, payable to the Executive in respect of any Fiscal Year will be paid at the same time that bonuses are paid to other executives of the Company, but in any event within two and one-half months after the conclusion of such Fiscal Year.  For the avoidance of doubt, the Executive shall continue to be entitled to a Bonus for Fiscal Year 2015 as defined in and under the terms and conditions set forth in Section 4(b) of this Agreement as it was in effect prior to the effective date of Amendment No. 1 to this Agreement.”

2.            Section 4(c)(1) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:
“In General. Beginning with Fiscal Year 2016 and on an annual basis during the remainder of the Term, at the same time as equity awards are granted to other SEC Named Executive Officers of the Company but subject to Section 4(c)(3) below, the Executive will be granted long-term equity awards ("Equity Awards") pursuant to the terms of the Company's 2010 Long-Term Stock Incentive Plan or any successor thereto (the "Incentive Plan") with an aggregate target grant date fair value of $11 million.  All of such aggregate target grant date fair value ($11 million) shall be granted in the form of performance share units ("PSUs"), subject to the applicable terms and conditions set forth below in this Section 4(c).  The number of PSUs to be granted each year shall be determined by dividing $11 million by the average of the high and low price per share of Class A Common Stock of the Company (each a “Common Share”) on the date of grant (or, if such date is not a trading day, on the next preceding trading day) and rounding the result to the nearest whole number.  In the event that there occurs any stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other similar corporate transaction or event that affects the Common Shares such that an adjustment is appropriate and necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, the number of Common Shares subject to PSUs will be subject to equitable adjustment, on a basis no less favorable to Executive than as set forth in the Incentive Plan as in effect on the date hereof.  In no event shall any PSU contain single trigger change in control acceleration provisions, except in circumstances where the acquirer fails to assume the award in connection with any change in control transaction.”
3.            Section 4(c)(2) of the Employment Agreement is removed in its entirety from the Employment Agreement, effective as of the Effective Date.
4.            The subsections of Section 4(c) of the Employment Agreement currently designated (3) and (4) are redesignated as subsections (2) and (3), effective as of the Effective Date, and all references to such subsections in the Employment Agreement (as in effect prior to this Amendment No. 1) shall be revised accordingly.

5.            Newly redesignated Section 4(c)(2) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:
“PSUs.  PSUs granted hereunder shall vest, if at all, following a three-year performance period, and shall be subject to the Executive's employment with the Company on each PSU Certification Date (as defined below), except as otherwise provided herein, and, subject to Section 4(c)(3)(B), the attainment of the applicable performance goals set forth below, which shall be no less favorable to Executive than the Performance Conditions applicable to PSUs granted to any of the Company's other SEC Named Executive Officers.  Each annual grant of PSUs hereunder shall vest and be paid out based on attainment by the Company of a metric established by the Compensation Committee, in its sole discretion, but for Fiscal 2016 shall be a level of cumulative earnings per share (“EPS”) established by the Compensation Committee, in its sole discretion, for the three-year performance period.  With respect to each such annual grant of PSUs, Executive shall be entitled to vest in and receive payment with respect to a percentage of such PSUs, as follows:

1. Performance Level	2. % of Goal(s) Achieved	3. % of Cumulative Earnings PSUs Vested/Paid
Below Threshold	<70%	0%
Threshold	70%	75%
Target	100%	100%
Maximum	110% or more	150%

For purposes of determining the number of PSUs becoming vested by reason of attainment of cumulative EPS levels, or other performance levels, as applicable, PSU vesting shall be interpolated for performance between identified performance levels, except that no PSUs shall vest for performance below the threshold level.  Not later than 30 days prior to March 15th of the calendar year immediately following the end of the applicable three-year performance period, the Compensation Committee shall certify the level of performance achieved with respect to such three-year performance period (the date of such certification being referred to as the "PSU Certification Date").  Any PSUs that remain unvested following such certification shall be immediately forfeited without payment of any consideration.
Payment in respect of each vested PSU, if any, shall be made in Common Shares as soon as practicable (but in no event later than 30 days) following the PSU Certification Date.
In the event of an issuance of any cash or stock dividend on the Common Shares (a "Dividend”), the Executive shall be entitled to be credited with an additional number of PSUs (each, a "Dividend PSU"), determined as follows:

(x)  in the event of a cash dividend, equal to the quotient obtained by dividing (a) the product of (i) the number of PSUs that the Executive holds at the time of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Common Share, divided by (b) the fair market value per Common Share on the payment date for such Dividend; and

(y) in the event of a stock dividend, equal to the number of Common Shares (including fractions thereof) issued with respect to each Common Share, multiplied by the number of PSUs.

Once credited, each Dividend PSU shall be treated as a PSU hereunder and shall be subject to the same terms and conditions as the PSU from which such Dividend PSU is derived, including, but not limited to, the applicable vesting schedule and rights to Dividend PSUs with respect to future Dividends.

For the avoidance of doubt, Executive shall continue to be entitled to be credited with “Dividend RPSUs” as defined in and under the terms and conditions set forth in Section 4(c)(3)(C) of this Agreement as it was in effect prior to the effective date of Amendment No. 1 to this Agreement.
Each annual grant of PSUs shall be evidenced by a certificate and/or summary of terms (in accordance with the Company's past practice) which shall not be inconsistent with the terms of this Agreement; provided that in no event shall any PSUs contain single trigger change in control acceleration provisions, except in circumstances where the acquirer fails to assume the award in connection with any change in control transaction.”
6.            Newly redesignated Section 4(c)(3) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

“Other Conditions.  Notwithstanding anything herein to the contrary:  (A) the performance targets established for PSU grants for each Fiscal Year shall be approved in writing by the Compensation Committee not later than the latest date required for such PSUs to qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code; and (B) PSUs granted to Executive in respect of any Fiscal Year shall have Performance Conditions which are no less favorable to Executive than those applicable to PSUs granted to any other SEC Named Executive Officers in respect of such Fiscal Year.  It is contemplated that no more than 50% (the “Maximum Variance Percentage”) of the long term equity incentive awards granted to any other SEC Named Executive Officer in respect of any Fiscal Year (a “FY LTI Award”)  shall be in the form of awards which differ (including Performance Conditions) from the  PSUs to be granted to Executive pursuant to Section 4(c)(1) and (2) of this Agreement (an “Alternative Award Form”). In the event that with respect to any Fiscal Year the percentage of any SEC Named Executive Officer’s FY LTI Award that is in an Alternative Award Form and which include Performance Conditions which are more favorable than those applicable to the PSUs contemplated to be granted to the Executive hereunder  exceeds the Maximum Variance Percentage (such excess percentage being referred to as the “Excess Percentage”) then a percentage of the aggregate Equity Award made to the

Executive with respect such Fiscal Year equal to the Excess Percentage shall be granted to Executive on terms consistent with such Alternative Award Form.”

7.            Section 6(a)(4) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

“restricted performance share units (“RPSUs”) and PSUs granted under this Agreement will vest based upon actual performance over the applicable performance period as if Executive had remained employed to the applicable RPSU Certification Date (as defined in Section 4(c)(3)(C) of this Agreement as it was in effect prior to the effective date of Amendment No. 1 to this Agreement) or PSU Certification Date, as applicable; and”

8.            Section 6(b)(3) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

“any RPSUs and PSUs granted under this Agreement and then held by Executive shall vest in their entirety at target on the Executive's date of termination of employment; provided, that if the date of death occurs in the last year of a performance period, the RPSUs and PSUs granted in respect of such performance period shall vest and be paid out based upon actual performance over such performance period as if Executive had remained employed to the applicable RPSU or PSU Certification Date, as applicable; and”

9.            Section 6(c)(3) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

“any unvested RPSUs and PSUs shall be forfeited; and”

10.            Section 6(d)(3) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

“the Executive’s then outstanding stock options, RPSUs and PSUs shall be treated in the manner described in Sections 6(a)(3) and 6(a)(4), respectively; and”

11.            All Stock Options and RPSUs (each as defined in Section 4(c)(1) of the Employment Agreement as it was in effect prior to the Effective Date) granted to Executive under the Employment Agreement prior to the Effective Date, all Bonuses (as defined in Section 4(b) of the Employment Agreement as it was in effect prior to the Effective Date) earned by Executive under the Employment Agreement prior to the Effective Date or which relate to Fiscal Year 2015, and all Dividend RPSUs (as defined in Section 4(c)(3)(C) of the Employment Agreement as it was in effect prior to the Effective Date) granted to Executive before and after the Effective Date, shall continue to be governed by the terms of the Employment Agreement that were in effect prior to the Effective Date.

12.            Except as amended and/or modified by this Amendment No. 1, the Employment

Agreement is hereby ratified and confirmed and all other terms of the Employment Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment No. 1.

            IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be duly executed and the Executive has hereunto set his hand on the date first set forth above, as of the Effective Date.

RALPH LAUREN CORPORATION

By:	/s/ Joel Fleishman
Joel Fleishman,
Chairman of the Compensation & Organizational Development Committee

EXECUTIVE

By:	/s/ Ralph Lauren
Ralph Lauren